PROS Acquires Digital Offer Marketing Pioneer EveryMundo

SaaS platform provider enables direct, personalized customer engagement to create superior brand experiences and foster brand loyalty; feeds digital omnichannel selling experiences delivered by the PROS Platform

HOUSTON, November 30, 2021 – PROS® (NYSE: PRO), a provider of SaaS solutions optimizing shopping and selling experiences, today announced the acquisition of EveryMundo, LLC (“EveryMundo”), a privately held company based in Miami, Florida. Under the terms of the transaction, PROS will pay $80 million in cash at closing, subject to certain customary adjustments, and deliver approximately $10 million in stock in the future, subject to certain conditions.

EveryMundo is a digital offer marketing pioneer that enables brands to broaden their digital reach and deepen customer engagement, pulling them in to direct selling motions to create superior brand experiences and foster loyalty over time.

“We are thrilled to welcome the EveryMundo team to the PROS family,” said PROS President and Chief Executive Officer Andres Reiner. “Brands have no choice but to be present everywhere their customer and prospects find themselves but winning in today and tomorrow’s market will require brands to earn more direct engagement and deliver the experiences their customers value most. With EveryMundo, our collective portfolio gives brands much greater control over direct and indirect channels they participate in to consistently deliver superior brand experiences that exceed customers’ expectations every time, regardless of channel.”

All brands, regardless of industry, are pushing digital agendas that prioritize customer engagement, affinity and loyalty. They want to differentiate their offers, cultivate direct customer relationships, and eliminate intermediaries – whether it is a marketplace, aggregator site, Global Distribution System, or other agent – along with the additional costs they represent.
Since its founding in 2006, EveryMundo has been relentlessly focused on helping brands like American Airlines, Tennis Australia, Greyhound and Japan Airlines Vacations maximize their reach and engagement to foster a direct relationship with customers in any channel in the most flexible and profitable way possible. For example, with airlines, this means being able to quickly and effortlessly publish offers on direct and indirect channels that can bring customers back to owned channels, avoiding the increasing fees charged per offer by Global Distribution Systems that limit reach and erode margin.

“Our company and technology were founded on this vision and dream to impact the market in truly innovative ways,” said EveryMundo Co-Founder and Chief Executive Officer, Anton Diego. “As part of the PROS family, our teams look forward to continuing this mission.”

“Today is a monumental day for our team and a next step in our quest to disrupt industry paradigms hindering market growth and opportunity for airlines and B2B organizations,” said EveryMundo Co-Founder and President, Seth Cassel. “The cultural fit with PROS is what makes this combination so unique and compelling and why we will further transform the brand experiences all businesses deliver.”

Baird and Cassel Salpeter & Co., LLC served as financial advisors to EveryMundo in the transaction.

About PROS

PROS Holdings, Inc. (NYSE: PRO) is a leading provider of SaaS solutions that optimize shopping and selling experiences. Built on the PROS Platform, these intelligent solutions leverage business AI, intuitive user experiences and process automation to deliver frictionless, personalized purchasing experiences designed to meet the real-time demands of today’s B2B and B2C omnichannel shoppers, regardless of industry. To learn more, visit www.pros.com.

Forward-looking Statements This press release contains forward-looking statements, including statements about future benefits of the acquisition, and statements about product and marketing capabilities following the acquisition. These forward-looking statements may be identified by words such as “anticipates,” “expects,” “projects,” “intends,” “should,” “will,” or similar expressions. The forward-looking statements contained in this press release are based upon current beliefs and expectations and are subject to significant risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including (1) problems integrating the acquired operations with PROS’ existing business; (2) the need for financial resources above PROS’ planned investment levels; (3) the ability of PROS to retain and hire key personnel, (4) competitive responses to the acquisition; (4) unexpected or increased costs, charges or expenses resulting from the acquisition; (5) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the acquisition; (6) risks associated with the transfer of licenses of intellectual property in connection with the acquisition; (7) PROS’ ability to achieve the growth prospects and synergies expected from the acquisition; and (8) legislative, regulatory and economic developments, particularly in light of the impact of COVID-19 on the U.S. and global economy, including the restrictions on travel and transportation and other actions that may be taken by governmental authorities and disruptions to the business of our customers or our global supply chain. These forward-looking statements represent PROS expectations as of the date of this press release. Subsequent events may cause these expectations to change, and PROS disclaims any obligations to update or alter these forward-looking statements in the future whether as a result of new information, future events or otherwise. Additional information relating to uncertainty affecting the PROS business is contained in PROS filings with the Securities and Exchange Commission.

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PROS Investor Relations Contact Belinda Overdeput 713-335-5895 ir@pros.com

PROS Media Contact Tricia Nugent-Dawal
914-774-2708
pros@highwirepr.com